UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 11, 2006

SCIENTIFIC GAMES CORPORATION

(Exact Name of Registrant as Specified in Charter)

0-13063

(Commission File Number)

Delaware	81-0422894
(State or other Jurisdiction of Incorporation)	(IRS Employer Identification Number)

750 Lexington Avenue, New York, New York 10022

(Address of Principal Executive Offices)

(Zip Code)

(212) 754-2233

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.              Entry into a Material Definitive Agreement.

On January 11, 2006, Scientific Games Corporation (the “Company”) announced that, effective February 1, 2006, Martin E. Schloss, Vice President and General Counsel of the Company, will assume the new position of Senior Vice President of the Company, principally heading up the Company’s mergers and acquisitions activity, and Ira H. Raphaelson, a partner in the Washington D.C. office of the law firm of O’Melveny & Myers LLP, will become Vice President and General Counsel of the Company.

Agreement with Mr. Schloss

In connection with Mr. Schloss’s new position as Senior Vice President, his annual base salary was increased from $363,000 to $450,000 (subject to annual increases for inflation based on the Consumer Price Index for the New York area). In addition, Mr. Schloss will have the opportunity to earn up to 66.7% of his base salary as incentive compensation for achievement of target level performance goals for a given year and the opportunity to earn up to 133% of his base salary (representing twice his target bonus) upon achievement of maximum performance goals for a given year. Previously, Mr. Schloss’s target bonus amount was 50% of base salary and his maximum bonus amount was 100% of base salary. Mr. Schloss also received a grant of 25,000 restricted stock units with a five-year vesting schedule under the Company’s 2003 Incentive Compensation Plan. The Company expects to enter into a new employment agreement with Mr. Schloss which will embody these and other terms and replace his existing employment agreement dated November 1, 2002.

Agreement with Mr. Raphaelson

On December 15, 2005, Mr. Raphaelson and the Company entered into a three-year employment agreement under which he will become Vice President and General Counsel of the Company on February 1, 2006.  Under the agreement, Mr. Raphaelson will receive an initial annual base salary of $450,000 and a monthly allowance of $6,000 for his housing and transportation expenses. The agreement also provides Mr. Raphaelson with the opportunity to earn up to 66.7% of his base salary as incentive compensation upon achievement of target level performance goals for a given year and the opportunity to earn up to 133% of his base salary upon achievement of maximum performance goals for a given year.

On the date of commencement of his employment, Mr. Raphaelson will receive a stock option to purchase 200,000 shares of the Company’s common stock at an exercise price equal to the average of the high and low trading prices of the stock on the preceding day, and he will receive an award of 95,795 restricted stock units.  Such awards will be granted under the Company’s 2003 Incentive Compensation Plan and will have a five year vesting schedule, with 20% of the total vesting on each of the first five anniversaries of the date of grant. Mr. Raphaelson will also be entitled to receive grants of stock options and restricted stock on an annual basis in accordance with the Company’s applicable plans and programs for senior executives of the Company.

If Mr. Raphaelson’s employment terminates without “cause” or in connection with a “constructive termination” (as defined in his agreement), then, among other things, he would be entitled to receive: (i) his base salary for a period of 24 months; (ii) a pro rata portion of his bonus for the then-current fiscal year; (iii) full vesting of his stock options (which remain exercisable for a period of up to 90 days following termination); (iv) full vesting of his restricted stock; and (v) continued participation in the Company’s medical, dental and other insurance benefit plans for a period of time not to exceed 24 months.  Mr. Raphaelson would also be entitled to certain severance amounts if his employment terminates due to disability or death, including full vesting of his options and restricted stock awards.

Mr. Raphaelson’s agreement also contains covenants imposing customary obligations on him with respect to confidentiality, non-competition and non-solicitation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SCIENTIFIC GAMES CORPORATION

	By:	/s/ A. Lorne Weil
		Name:	A. Lorne Weil
		Title:	Chief Executive Officer

Date: January 11, 2006